Exhibit 99.5
Consulting Agreement with John Michael Johnson



                          CONSULTING SERVICES AGREEMENT


      THIS CONSULTING SERVICES AGREEMENT (the "Agreement") is entered into and is effective as of the 4th day of November 2004 by and between Liska Biometry, Inc. with principal offices at 100 Sussex Drive, Ottawa, Ontario, Canada K1A OR6 (the "Company") and John Michael Johnson with principal offices at 3622 Garner Place, Encinitas, California 92024 (the Consultant).

                                    WHEREAS:

      1. Consultant acknowledges and agrees that he has received and reviewed a copy of the Company's most recent audited financial statements together with related business plan and related documents.

      2. Company seeks Consultant's assistance in connection with its business plan and business strategy and Consultant is willing to render all said assistance subject to the terms and conditions of this Agreement.

                   NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

1.0 DESCRIPTION OF CONSULTING SERVICES. Consultant agrees to provide the following consulting services:

      1.0.1 Review the Company's business plan, with related pro forma financial projections, exhibits, and addenda;

      1.0.2 Conduct a due diligence examination and review of records and documents of the Company;

      1.0.3 Evaluate the Company's financial projections, accounting and control systems, and management structure; and

      1.0.4 Advise the Company regarding the form and structure of management employment contracts and incentive compensation programs.

2.0 FEE TO BE PAID CONSULTANT. In consideration for the services to be rendered by Consultant as described in Section 1.0 of this Agreement, the Company shall issue to Consultant the sum of one hundred thousand (100,000) shares of the Company's Common Stock (the "Fee" or the Shares). The Shares shall be deemed to be fully earned after the first four weeks of service under this Agreement. The Company shall, within fourteen (14) days of the date of this Agreement, deliver to Consultant, a stock certificate representing the Shares, at Consultants address stated on the first page of this Agreement.

      2.0.1 REGISTRATION STATEMENT. The Company shall, at its sole expense and liability, file a registration statement with the U.S. Securities and Exchange Commission (the Commission) to register the Shares on Form S-8 (the Registration Statement) and qualify the issuance of the Shares to Consultant under the California Corporate Securities Law of 1968 in connection with the issuance of the Shares to Consultant. All of the Shares issued to Consultant shall be freely-tradable and free of any restricted securities legend.

      2.0.2 COOPERATION OF CONSULTANT. Consultant shall cooperate with the Company and provide any information or documents reasonably needed by the Company to prepare and file the Registration Statement. Consultant shall not participate in the preparation of the Registration Statement or otherwise have any responsibility for any costs or liabilities incurred by the Company in connection with the preparation and filing of the Registration Statement or compliance with any state or federal securities laws, rules, or regulations thereunder. All costs and expenses incurred in connection with the preparation and filing of the Registration Statement are the sole responsibility of the Company.



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

3.0 LIMITATION ON SCOPE OF CONSULTING SERVICES. Both the Company and Consultant acknowledge and agree that the services rendered by Consultant under this Agreement shall not: (i) directly or indirectly promote or maintain a market for the Company's securities; (ii) assist the Company in raising capital; or (iii) assist the Company in effecting a merger or acquisition.


4.0 OBLIGATIONS OF COMPANY. The Company shall cooperate with Consultant, provide Consultant with copies of all reports, correspondence, agreements, other documents and information requested by Consultant in a timely manner. The parties hereto expressly agree that Consultant's due diligence inquiry and evaluation of the Company's affairs requires that the information required by Consultant shall be broadly construed but both parties understand that if the Company requires any information to remain confidential, Consultant and Consultant's agents shall, upon written request, not release or disclose any said information without the written consent of the Company.

5.0 TERM. The term of this Agreement shall be for a period of one year but this Agreement may be terminated by either party hereto at any time with cause upon sixty (60) days written notice. Any termination of this Agreement shall not have any effect on the Shares earned by Consultant or the ability of Consultant to sell or transfer the Shares.

6.0 DUTIES OF ADVISOR RE: CONFIDENTIAL INFORMATION. In consideration of the disclosures and transfer of Confidential Information by the Company to Advisor, Advisor agrees to the following:

      6.01 DUTY OF NON-DISCLOSURE. Advisor shall not intentionally disclose or transfer the Confidential Information to any third party or entity without the Company's prior consent.

      6.02 DUTY OF NON-USE. Advisor shall not unreasonably use or exploit, for any commercial, business, investment, academic or other purposes, the Confidential Information except as expressly allowed by Section 5.01 of this Agreement. The parties hereby deem any such use or exploitation as detrimental to the Company.

      6.03 RETURN OF CONFIDENTIAL INFORMATION. All written Confidential Information provided to Advisor or which Advisor receives from the Company, shall remain, at all times, the sole property of the Company and shall be returned within thirty (30) days to the Company upon the Company's written request.

      6.04 RESPONSIBILITY FOR EMPLOYEES OF ADVISOR. The actions or negligence of the Advisor's employees shall be deemed the actions of Advisor with respect to the obligations of Advisor under this Agreement. This provision shall not be construed as limiting any rights or remedies that the Company has or may have against any such third parties.

      6.05 LIMITATION OF ADVISOR'S OBLIGATIONS. Advisor's obligation under this Agreement shall not apply to:

            6.0.6.0.1 Information which, at the time of its disclosure or transfer to Advisor, is in the public domain through no act or failure to act by Advisor.

            6.0.6.0.2 Information which Advisor had prior to any disclosure or transfer by the Company and which was not acquired directly or indirectly from the Company.




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            6.0.6.0.3  Information  which is rightly disclosed to Advisor by any third party who has no obligation of confidentiality to the Company or who did not acquire such information from the Company.

            6.0.6.0.4 Information independently developed by Advisor prior to disclosure or transfer of the Confidential Information to Advisor from the Company.

7.0 MISCELLANEOUS.

      7.0.1 SUCCESSORS. The provisions of this Agreement shall be deemed to obligate, extend to and inure to the benefit of the successors of each of the parties to this Agreement.

      7.0.2  INDEPENDENT  COUNSEL.   Each  of  the  parties  to  this  Agreement
      acknowledges and agrees that it has been represented by independent counsel of its own choice throughout all negotiations which preceded the execution of this Agreement and the transactions referred to in this Agreement, and each has executed this Agreement with the consent and upon the advice of said independent counsel. Each party represents that he or it fully understands the provisions of this Agreement, has consulted with counsel concerning its terms and executes this Agreement of his or its own free choice without reference to any representations, promises or expectations not set forth herein.

      7.0.3 INTEGRATION. This Agreement, after full execution, acknowledgment and delivery, memorializes and constitutes the entire agreement and understanding between the parties and supersedes and replaces all prior negotiations and agreements of the parties, whether written or unwritten, or related thereto. Each of the parties to this Agreement acknowledges that no other party, nor any agent or attorney of any other party has made any promises, representations, or warranty whatsoever, express or implied, which is not expressly contained in this Agreement; and each party further acknowledges that he or it has not executed this Agreement in reliance upon any belief as to any fact not expressly recited herein above.

      7.0.4 ATTORNEYS FEES. In the event of a dispute between the parties concerning the enforcement or interpretation of this Agreement, the prevailing party in such dispute, whether by legal proceedings or otherwise, shall be reimbursed immediately for the reasonably incurred attorneys' fees and other costs and expenses by the other parties to the dispute.

      7.0.5 INTERPRETATION. Wherever the context so requires: the singular number shall include the plural; the plural shall include the singular; and the masculine gender shall include the feminine and neuter genders.

      7.0.6 CAPTIONS. The captions by which the sections and subsections of this Agreement are identified are for convenience only, and shall have no effect whatsoever upon its interpretation.

      7.0.7 AMENDMENTS. No amendment to this Agreement shall be effective unless the same shall be in writing executed by the party against whom enforcement is sought.

      7.0.8 SEVERANCE. If any provision of this Agreement is held to be illegal or invalid by a court of competent jurisdiction, such provision shall be deemed to be severed and deleted; and neither such provision, nor its severance and deletion, shall affect the validity of the remaining provisions.

      7.0.9 COUNTERPARTS & CHOICE OF LAW. This Agreement may be executed in any number of counterparts. This Agreement shall be governed by the laws of the State of California as if this Agreement were entirely performed and acts contemplated by this Agreement were rendered solely within the State of California.

      7.0.10 EXPENSES ASSOCIATED WITH THIS AGREEMENT. Each of the parties hereto agrees to bear its own costs, attorneys fees and related expenses associated with this Agreement.

      7.0.11 EQUITABLE REMEDIES. In the event of any breach of this Agreement, the provisions of this Agreement may be enforceable in a court of equity by a decree of specific performance. Any equitable remedy shall not be exclusive and shall be in addition to any other remedy available.



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      7.0.12 ARBITRATION.  Any dispute or claim arising to or in any way related
      to  this  Agreement   shall  be  settled  by  arbitration  in  San  Diego,
      California. All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association ("AAA"). AAA shall designate an arbitrator from an approved list of arbitrators following both parties' review and deletion of those arbitrators on the approved list having a conflict of interest with either party. Each party shall pay its own expenses associated with such arbitration (except as set forth in Section 7.0.4 above). A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter has arisen and in no event shall such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations. The decision of the arbitrators shall be rendered within 60 days of submission of any claim or dispute, shall be in writing and mailed to all the parties included in the arbitration. The decision of the arbitrator shall be binding upon the parties and judgement in accordance with that decision may be entered in any court having jurisdiction thereof.

      7.0.12 POWER TO BIND. A responsible officer of the Company has read and understands the contents of this Agreement and is empowered and duly authorized on behalf of the Company to execute it.



      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.


                                        FOR THE COMPANY:


                                        By:/s/ Chris LeClerc
                                           -------------------------------------
                                           Chris LeClerc,
                                           President & Chief Executive Officer


                                        FOR CONSULTANT:


                                        By:/s/ John Michael Johnson
                                           -------------------------------------
                                           John Michael Johnson



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